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                                                                     Exhibit 3.3


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of the 1st day of June, 2002 (the "Agreement") is among INVESTORS FOCUS, INC., a Florida corporation ("Investors Corp"), and INVESTORS FOCUS, LLC, a Florida limited liability company ("Investors LLC"). (Investors Corp and Investors LLC are sometimes collectively referred to as "Constituent Entities".)

         WHEREAS, Investors Corp is a corporation duly organized and existing under the laws of the State of Florida, and Investors LLC is a limited liability company duly organized and existing under the laws of the State of Florida; and

         WHEREAS, the Board of Directors of Investors Corp and the Manager of Investors LLC have approved and have declared advisable the merger of Investors LLC with and into Investors Corp (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding membership interest ("Membership Interest") of Investors LLC will be changed and converted into common stock of Investors Corp (as defined in Section 5.2), and have determined that the Merger is in furtherance of the respective business strategies and goals of the Constituent Entities; and

         WHEREAS, the Constituent Entities desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Limited Liability Company Act (the "Act") and the Florida Business Corporation Act ("FBCA"), Investors LLC shall be merged with and into Investors Corp at the Effective Time (as defined in Section 1.4). Following the Effective Time, the separate existence of Investors LLC shall cease and Investors Corp shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Investors LLC in accordance with the FBCA and the Act.

         1.2 Transfer of Assets and Liabilities. At the Effective Time, the rights, privileges, powers and franchises, both of a public as well as a private nature, of each of the Constituent Entities shall be vested in and possessed by the Surviving Corporation, subject to all the disabilities, duties and restrictions of or upon each of the Constituent Entities; and singular rights, privileges, powers and franchises of each of the Constituent Entities; and all property, real, personal and mixed, of each of the Constituent Entities, and all debts due to each of the Constituent Entities on whatever account, and all
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things in action or belonging to each of the Constituent Entities shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Entities; provided, however, that the liabilities of the Constituent Entities and of their shareholders, interest holders, members, managers, directors and officers shall not be effected and all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved, unimpaired and any claims existing or action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not taken place, except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Entities shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         1.3 Closing. The closing of the Merger (the "Closing") will take place at and on the day of the satisfaction or waiver of the conditions set forth in
Article VII, unless another time or date is agreed to by the parties (the "Closing Date").

         1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file Articles of Merger (the "Articles of Merger") executed in accordance with the relevant provisions of the FBCA and the Act and shall make all other filings or recordings required under the FBCA and the Act. The Merger shall become effective at such time as the Department of State of the State of Florida accepts the Articles of Merger for record, or at such subsequent date or time as the Constituent Parties shall agree and specify (the "Effective Time").

         1.5 Effects of the Merger. The Merger shall have the effect set forth in Section 607.11101 of the FBCA and 608.4383 of the Act.

         1.6 Articles of Incorporation. The Articles of Incorporation of Investors Corp, as in effect immediately prior to the execution of this Agreement, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                                   ARTICLE II
                                   TAX MATTERS

         All assets and liabilities will transfer for state law purposes by operation or law. For federal income tax purposes, it is the intention of the Constituent Entities that the Merger will qualify as tax-free to the Members of Investors LLC as well as to the Surviving Corporation pursuant to the non-recognition tax provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

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                                   ARTICLE III
                EFFECT OF THE MERGER ON THE STOCK OF THE PARTIES

         3.1 Effect on Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Entities, the manner and basis of converting the Membership Interests and obligations of Investors LLC into Investors Common Stock and obligations of Investors Corp are as follows:

                  Common Stock of Investors Corp; Membership Interests in Investors LLC. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Entities or their share or interest holders, the Membership Interests of Investors LLC that are issued and outstanding shall be changed and converted into, on a pro-rata basis, 100% of Investors Corp Common Stock to be issued pursuant to the Merger (See Schedule on Exhibit A). Each Membership Interest of Investors LLC shall be canceled and retired and shall cease to exist.

                                   ARTICLE IV
                     APPROVAL OF BOARD OF DIRECTORS/MANAGER

         4.1 Board of Directors of Investors Corp. The Board of Directors of Investors Corp shall take any and all action necessary to instruct the officers to take all and any necessary action to effectuate the Merger.

         4.2 Manager of Investors LLC. The Manager of Investors LLC shall take any and all action necessary to effectuate the Merger.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF INVESTORS CORP

         5.1 Organization, Qualification, Etc. Investors Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on Investors Corp. Copies of Investors Corp's Articles of Incorporation and Bylaws are complete and correct and in full force and effect on the date hereof. Investors Corp has no subsidiaries.

         5.2 Stock. The authorized capital stock of Investors Corp consists of 100,000,000 shares of common stock, $.0001 par value per share ("Investors Corp Common Stock") and 1,000,000 shares of preferred stock, $.0001 par value per share ("Investors Corp Preferred Stock").

         5.3 Corporate Authority Relative to this Agreement. Investors Corp has the corporate power and authority to enter into this Agreement and to carry out

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its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Investors Corp. No other corporate proceedings on the part of Investors Corp are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of Investors Corp has determined that the transactions contemplated by this Agreement are in the best interests of Investors Corp.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF INVESTORS LLC

         6.1 Organization, Qualification, Etc. Investors LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on Investors LLC. All of the outstanding Membership Interests in Investors LLC are validly issued and are owned by its duly authorized Members. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the Membership Interests in Investors LLC.

         6.2 Authority Relative to this Agreement. Investors LLC has the power and authority to enter into this Agreement and carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Manager of Investors LLC pursuant to its Operating Agreement and no other proceeding on the part of Investors LLC is necessary to authorize this Agreement.

                                   ARTICLE VII
                            CONDITIONS OF THE MERGER

         7.1 Conditions to the Merger. The obligation of the Constituent Entities to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Entities in their sole discretion to the extent permitted by law):

                  (a) The Merger shall have been approved by the Directors of Investors Corp in accordance with applicable provisions of the FBCA; and

                  (b) The Merger shall have been approved by the Manager of Investors LLC in accordance with the provisions of the Operating Agreement of Investors LLC.

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                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Amendment. This Agreement may be amended by action of each Constituent Entity taken at any time.

         8.2 Waiver. At any time prior to the Effective Time, the Constituent Entities may:

                  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

                  (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

                  (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of the parties. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         8.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to either Party:        INVESTORS FOCUS, INC.
                                    1000 Lincoln Road, Suite 200
                                    Miami Beach, FL 33139
                                    Attention:  Mitchell Rubinson, President

         8.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

         8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

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         8.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any party other than the parties hereto any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         8.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         8.10 Investigation. The respective representations and warranties of each entity contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         8.11 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of Investors Corp or Investors LLC, the written consent of the President or Manager of the parties shall be sufficient to constitute such consent.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                       INVESTORS FOCUS, INC.


                                       By:
                                          --------------------------------------
                                               Mitchell Rubinson, President


                                       INVESTORS FOCUS, LLC


                                       By:
                                          --------------------------------------
                                               Mitchell Rubinson, Manager


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                                    EXHIBIT A
                             SCHEDULE OF CONVERSION



                                      Percentage                 Shares Held
       Name                      Interest Owned in LLC           After Merger
       ----                      ---------------------           ------------

Mitchell Rubinson and
Edda Rubinson, Tenants
by the Entirety                           65.06                   23,000,000

Marilyn Rubinson                           9.77                    3,450,000

Nigel Norton                               6.93                    2,450,000

Kim Rubinson                               4.88                    1,725,000

Jaime Rubinson                             4.88                    1,725,000

Roman Jones                                2.83                    1,000,000

Larry Schatz                               2.83                    1,000,000

Glenna Norton, ITF
Channing Kasdin                            1.41                      500,000

Glenna Norton, ITF
Dylan Kasdin                               1.41                      500,000
                                        -------                  -----------

                                            100%                  35,350,000

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